Exhibit 99.1

EVERI ANNOUNCES SELECTED PRELIMINARY FOURTH QUARTER 2020 RESULTS IN CONNECTION WITH OPPORTUNITY TO REPRICE A PORTION
OF ITS OUTSTANDING DEBT

Las Vegas – January 26, 2021 - Everi Holdings Inc. (NYSE: EVRI) (“Everi” or the “Company”), a premier provider of land-based and digital casino gaming products, financial technology and player loyalty solutions, today announced selected preliminary financial results for the fourth quarter and full year ended December 31, 2020, in connection with an opportunity to take advantage of favorable market conditions to lower its cost of debt by repricing $735.5 million of its First Lien Term Loan due 2024. While the expected results demonstrate sequential improvement, the preliminary 2020 fourth quarter results reflect continued impact from the COVID-19 pandemic and related casino closures.

The Company expects 2020 fourth quarter consolidated revenues to be in a range of approximately $117 million to $121 million reflecting quarterly sequential improvement from $112.1 million in the 2020 third quarter. Revenues were $145.2 million in the 2019 fourth quarter. The Company expects its quarterly net loss to be in a range of $1.4 million to $0.3 million, inclusive of approximately $1.5 million in pre-tax charges related to the consolidation of certain facilities and the write-off of certain inventory. This compares to a net loss of $0.9 million in the 2020 third quarter and a net loss of $4.1 million in the 2019 fourth quarter, which included the impact of a $6.4 million pre-tax charge for litigation settlement and approximately $1.6 million of additional charges.

The Company further expects that Adjusted EBITDA, a non-GAAP financial measure, will be in a range of $60 million to $62 million for the 2020 fourth quarter, compared to $59.8 million in the 2020 third quarter, and $63.2 million in the 2019 fourth quarter.

Reflecting the significant impact of the pandemic’s effect on the casino and hospitality industry throughout the year, revenue for 2020 is expected to be in a range of $381 million to $385 million with net loss in a range of $85 million to $83 million compared with revenues of $533.2 million and net income of $16.5 million in 2019.

Michael Rumbolz, Chief Executive Officer of Everi, said, “Our preliminary 2020 fourth quarter results reflect quarterly sequential improvement highlighting the ongoing strength and balance of our business, as well as the benefit of our focus on consistent improvement in our operating execution. Even with increased casino closures and further restrictions on certain casino activities in the fourth quarter, the sequential progress of our expected financial and operating results demonstrate the significant improvements to our Games and FinTech product portfolios over the last several years. This includes our efforts to innovate new products that help our customers extend the connection with their guests and operate more efficiently. The combination of our improved operating performance and the ongoing benefits of our cost-enhancement initiatives is expected to result in Free Cash Flow that is approximately triple the amount we reported in last year’s fourth quarter. We expect our operating strength and momentum to continue in the 2021 first quarter, as casinos again begin to reopen and casino activities improve compared to 2020 fourth quarter levels.”

The preliminary unaudited results noted in this release are derived from preliminary internal financial reports and are subject to revision based on the Company’s procedures and controls associated with the completion of its year-end financial reporting, including all the customary reviews and approvals, and completion of the audit by the Company’s independent registered public accounting firm of such financial statements for the year ended December 31, 2020. Accordingly, actual results may differ from these preliminary results and such differences may be material. The Company currently anticipates releasing its 2020 fourth quarter and full year results on March 9, 2021 after the market close.

The Company is sharing these preliminary financial results in connection with a potential repricing transaction, in which it would take advantage of favorable market conditions to negotiate and reprice its $735.5 million of First Lien Term Loan.

Cautionary Note Regarding Forward-Looking Statements

The preliminary unaudited 2020 fourth quarter and full year results noted above are derived from preliminary internal financial reports and are subject to revision upon the completion of the Company’s customary financial reporting process, including customary reviews, internal audit procedures and approvals. Accordingly, actual results may differ from these preliminary results and such differences may be material.

This press release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “goal,” “target,” “future,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “project,” “may,” “should,” or “will” and similar expressions to identify forward-looking statements. Examples of forward-looking statements include, among others, statements the Company makes regarding its ability to reprice its outstanding $735.5 million aggregate principal First Lien Term Loan that matures in 2024, its expectation that the proposed repricing transaction will lower its annual cash interest expense and enhance its financial flexibility, its expectations regarding its 2020 fourth quarter and annual results of operations.

The forward-looking statements in this press release are subject to additional risks and uncertainties, including those set forth under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission (the “SEC”), including, without limitation, our Annual Report on Form 10‑K for the fiscal year ended December 31, 2019 filed with the SEC on March 2, 2020 and subsequent periodic reports, and are based on information available to us on the date hereof.

These cautionary statements qualify our forward-looking statements and you are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statement contained herein speaks only as of the date on which it is made, and we do not intend, and assume no obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

This press release should be read in conjunction with our most recent reports on Form 10‑K and Form 10‑Q, and the information included in our other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand our reported financial results and our business outlook for future periods.

Non-GAAP Financial Information

In order to enhance investor understanding of the underlying trends in our business, our cash balance and cash available for our operating needs, and to provide for better comparability between periods in different years, we are providing in this press release Adjusted EBITDA, and Free Cash Flow, which are not measures of our financial performance or position under United States Generally Accepted Accounting Principles (“GAAP”). Accordingly, Adjusted EBITDA, and Free Cash Flow should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP and should be read in conjunction with our net earnings (loss), operating income (loss), basic or diluted earnings (loss) per share and cash flow data prepared in accordance with GAAP.

We define Adjusted EBITDA as earnings (loss) before interest, taxes, depreciation and amortization, non-cash stock compensation expense, accretion of contract rights, the write-off of inventory, property and equipment and intangible assets, the adjustment of certain purchase accounting liabilities, non-recurring professional fees, value added tax refunds net of related professional fees, a litigation settlement charge, certain non-cash inventory write-off charges and certain office consolidation gains and expenses. We present Adjusted EBITDA as we use this measure to manage our business and consider this measure to be supplemental to our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA; and our credit facility, senior secured notes and senior unsecured notes require us to comply with a consolidated secured leverage ratio that includes performance metrics substantially similar to Adjusted EBITDA.

A reconciliation of the Company’s expected net loss per GAAP to Adjusted EBITDA for the fourth quarter of 2020 and the actual net loss per GAAP to Adjusted EBITDA for the fourth quarter of 2019 is provided at the end of this release.

We define Free Cash Flow as Adjusted EBITDA less cash paid for interest, cash paid for capital expenditures, cash paid for placement fees, and cash paid for taxes net of refunds. We present Free Cash Flow as a measure of performance and believe it provides investors with another indicator of our operating performance. It should not be inferred that the entire Free Cash Flow amount is available for discretionary expenditures.

A reconciliation of the Company’s net income per GAAP to Adjusted EBITDA and Free Cash Flow is included in the Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA and to Free Cash Flow provided at the end of this release. Additionally, a reconciliation of each segment’s operating income to EBITDA and Adjusted EBITDA is also included. On a segment level, operating income per GAAP, rather than net earnings per GAAP, is reconciled to EBITDA and Adjusted EBITDA as the Company does not report net earnings by segment. Management believes that this presentation is meaningful to investors in evaluating the performance of the Company’s segments.

About Everi

Everi (NYSE: EVRI) is a leading supplier of imaginative entertainment and trusted technology solutions for the casino and digital gaming industry. Everi’s mission is to transform the casino floor through innovative gaming and financial technology and loyalty solutions. With a focus on both land-based and digital gaming operators and players, the Company develops entertaining games and gaming machines, gaming systems and services that facilitate memorable player experiences, and is a preeminent and comprehensive provider of financial products and services that offer convenient and secure cash and cashless-based financial transactions, self-service player loyalty tools and applications, and intelligence software and other intuitive solutions that improve casino operational efficiencies and fulfill regulatory compliance requirements. Everi provides these products and services in its effort to help make customers even more successful. For more information, please visit www.everi.com, which is updated regularly with financial and other information about the Company.

CONTACTS

Investor Relations
Everi Holdings Inc. JCIR
William Pfund Richard Land, James Leahy
SVP, Investor Relations 212-835-8500 or evri@jcir.com
702-676-9513 or william.pfund@everi.com

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NET LOSS TO EBITDA AND ADJUSTED EBITDA
AND FREE CASH FLOW
($ in thousands)

	Three Months Ended December 31,
	2020		2019
	Expected Range		Actual Reported
Net loss	$(1,400)	$(300)	$(4,144)
Income tax provision (benefit)	800	(500)	2,224
Loss on extinguishment of debt	—	—	179
Interest expense, net of interest income	18,300	18,400	17,714
Operating income	$17,700	$17,600	$15,973

Plus: depreciation and amortization	35,700	37,000	34,930
EBITDA	$53,400	$54,600	$50,903

Non-cash stock compensation expense	2,800	3,000	3,716
Accretion of contract rights	2,300	2,500	2,170
Write-off of inventory, property and equipment and intangible assets	700	900	425
Adjustment to certain purchase accounting liabilities	—	—	(129)
Non-recurring professional fees and other, net	—	—	(281)
Litigation settlement accrual	—	—	6,350
Office and warehouse consolidation, net	800	1,000	—
Adjusted EBITDA	$60,000	$62,000	$63,154

Cash paid for interest	(22,100)	(22,400)	(25,274)
Cash paid for capital expenditures	(24,600)	(23,500)	(32,649)
Cash paid for placement fees	—	(100)	—
Cash paid for income taxes, net of refunds	(800)	—	(763)
Free Cash Flow	$12,500	$16,000	$4,468